Exhibit 99.1

news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation reports 2022 earnings, exceeding midpoint of forecast

•Announces 2022 reported earnings (GAAP) of $1.02 per share.
•Exceeds 2022 forecast midpoint, achieving earnings from ongoing operations of $1.41 per share.
•Reaffirms 2023 earnings forecast range of $1.50 to $1.65 per share, with midpoint of $1.58 per share.
•Increases quarterly common stock dividend to $0.24 per share.
•Reaffirms expectations for 6% to 8% annual EPS and dividend growth through at least 2026.

ALLENTOWN, Pa. (Feb. 17, 2023) – PPL Corporation (NYSE: PPL) today announced 2022 reported earnings (GAAP) of $756 million, or $1.02 per share, compared with a net loss of $1.48 billion, or $1.93 per share in 2021.
Adjusting for special items, 2022 earnings from ongoing operations (non-GAAP) were $1.04 billion, or $1.41 per share, compared with $806 million, or $1.05 per share, a year ago.
PPL’s fourth-quarter 2022 reported earnings were $190 million, or $0.26 per share, compared with fourth-quarter 2021 reported earnings of $134 million, or $0.18 per share.
Adjusting for special items, fourth-quarter 2022 earnings from ongoing operations were $209 million, or $0.28 per share, compared with fourth-quarter 2021 earnings from ongoing operations of $163 million, or $0.22 per share.
“Over the past two years, we've taken bold steps to transform PPL for long-term growth and success and to improve shareowner return while building on our core strengths,” said PPL President and Chief Executive Officer Vincent Sorgi. “In June 2022, this included introducing a new PPL positioned to create the utilities of the future, generate top-tier earnings and dividend growth, and lead the clean energy transition while delivering exceptional value for our customers and shareowners.
“Since then, we have continued to deliver on the goals we set, exceeding the midpoint of our 2022 earnings forecast, advancing industry-leading grid modernization, providing highly reliable electricity and gas service, and economically advancing our clean energy strategy with a proposal that would provide safe, reliable and affordable energy for our Kentucky customers while significantly reducing our carbon footprint,” said Sorgi.
In conjunction with today’s earnings announcement, PPL today reaffirmed its 2023 earnings forecast range of $1.50 to $1.65 per share. The midpoint, $1.58 per share, represents a 7% increase over the $1.48 per share midpoint of PPL's 2022 pro forma earnings per share range (reflecting a full year of earnings contributions from Rhode Island Energy).
In addition, PPL announced a 7% increase in its quarterly common stock dividend, raising the dividend from $0.225 per share to $0.24 per share. The increased dividend will be payable April 3, 2023, to shareowners of record as of March 10, 2023, and reflects PPL's commitment to dividend growth in line with earnings per share growth.
The company reaffirmed its 6% to 8% annual EPS and dividend growth targets through at least 2026 off the midpoint of the 2023 earnings forecast range, or $1.58 per share.
PPL also reaffirmed its planned infrastructure investments, targeting $12 billion in improvements from 2023 to 2026 to strengthen grid reliability and resiliency and economically replace aging coal generation with reliable, least-cost and clean energy sources. These investments are expected to result in 5.6% average annual rate base growth through 2026, with greater than 7% rate base growth in the back half of the plan.
Also as outlined on Jan. 11, PPL has raised its target for annual operation and maintenance savings to at least $175 million by 2026. The expected savings will be driven largely by transmission and distribution operations as PPL continues to deploy scalable technologies and data science across its utility portfolio.
The company’s plan also continues to support a balance sheet that is among the best in the U.S. utility sector, supporting the company’s capital investment plan without the need to issue equity through at least 2026. PPL’s credit profile also reflects a projected Funds from Operations (FFO)/Cash Flow from Operations (CFO) to debt ratio of 16% to 18% throughout the planning period.

Fourth-Quarter and Year-to-Date Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	4th Quarter			Year
	2022	2021	Change	2022	2021	Change
Reported earnings	$190	$134	42%	$756	$(1,480)	NM*
Reported earnings per share	$0.26	$0.18	44%	$1.02	$(1.93)	NM*

	4th Quarter			Year
	2022	2021	Change	2022	2021	Change
Earnings from ongoing operations	$209	$163	28%	$1,041	$806	29%
Earnings from ongoing operations per share	$0.28	$0.22	27%	$1.41	$1.05	34%
*NM: Not meaningful

Fourth-Quarter and Year-to-Date Earnings by Segment

	4th Quarter		Year
Per share	2022	2021	2022	2021
Reported earnings
Kentucky Regulated	$0.10	$0.11	$0.69	$0.62
Pennsylvania Regulated	0.16	0.15	0.71	0.58
Rhode Island Regulated	0.01	—	(0.06)	—
Corporate and Other	(0.07)	(0.07)	(0.38)	(1.17)
Discontinued Operations	0.06	(0.01)	0.06	(1.96)
Total	$0.26	$0.18	$1.02	$(1.93)

	4th Quarter		Year
	2022	2021	2022	2021
Special items (expense) benefit
Kentucky Regulated	$—	$—	$(0.01)	$0.01
Pennsylvania Regulated	—	—	0.01	(0.03)
Rhode Island Regulated	(0.02)	—	(0.14)	—
Corporate and Other	(0.06)	(0.03)	(0.31)	(1.00)
Discontinued Operations	0.06	(0.01)	0.06	(1.96)
Total	$(0.02)	$(0.04)	$(0.39)	$(2.98)

	4th Quarter		Year
	2022	2021	2022	2021
Earnings from ongoing operations
Kentucky Regulated	$0.10	$0.11	$0.70	$0.61
Pennsylvania Regulated	0.16	0.15	0.70	0.61
Rhode Island Regulated	0.03	—	0.08	—
Corporate and Other	(0.01)	(0.04)	(0.07)	(0.17)
Total	$0.28	$0.22	$1.41	$1.05

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL's reported earnings in 2022 included net special-item after-tax charges of $285 million, or $0.39 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy. Reported earnings in 2021 included net special-item after-tax charges of $2.29 billion or $2.98 per share, primarily attributable to discontinued operations of the U.K. utility business sold in 2021, a U.K. tax rate change and a loss on the early extinguishment of debt.
PPL's reported earnings for the fourth quarter of 2022 included special-item after-tax charges of $19 million, or $0.02 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy, partially offset by taxes related to discontinued operations of the U.K. utility business. Reported earnings for the fourth quarter of 2021 included special-item after-tax charges of $29 million, or $0.04 per share, primarily attributable to integration expenses for the planned acquisition of Rhode Island Energy and discontinued operations of the U.K. utility business.

Kentucky Regulated Segment
PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in 2022 increased by $0.07 per share compared with a year ago. Earnings from ongoing operations in 2022 increased by $0.09 per share compared with a year ago. Factors driving earnings results primarily included higher retail rates effective July 1, 2021, higher sales volumes and share accretion, partially offset by higher operation and maintenance expense and higher depreciation expense.
Reported earnings and earnings from ongoing operations in the fourth quarter of 2022 decreased by $0.01 per share. Factors driving earnings results primarily included higher operation and maintenance expense and higher interest expense, partially offset by higher sales volumes.

Pennsylvania Regulated Segment
PPL's Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings in 2022 increased by $0.13 per share compared with a year ago. Earnings from ongoing operations increased by $0.09 per share compared to a year ago. Factors driving earnings results primarily included returns on additional capital investments in transmission, higher peak transmission demand, higher sales volumes and share accretion, partially offset by higher operation and maintenance expense.
Reported earnings and earnings from ongoing operations in the fourth quarter of 2022 increased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included returns on additional capital investments in transmission and higher sales volumes, partially offset by higher operation and maintenance expense.

Rhode Island Regulated Segment
PPL's Rhode Island Regulated segment consists of the regulated electricity and natural gas operations of Rhode Island Energy, which was acquired on May 25, 2022.
The Rhode Island Regulated Segment reported a net loss of $0.06 per share since the acquisition in May and reported earnings of $0.01 per share in the fourth quarter of 2022. The net loss since May, as well as fourth-quarter results, reflected integration expenses and related costs associated with the acquisition, which were treated as special items. Adjusting for the special items, PPL's earnings from ongoing operations increased $0.08 per share since acquisition and $0.03 per share in the fourth quarter due to the addition of Rhode Island Energy to PPL's ongoing earnings results.

Corporate and Other
PPL's Corporate and Other category primarily includes financing costs incurred at the corporate level that have not been allocated or assigned to the segments, certain non-recoverable costs resulting from commitments made to the Rhode Island Division of Public Utilities and Carriers and the Rhode Island Attorney General's Office in conjunction with the acquisition of Rhode Island Energy, and certain other unallocated costs.
Reported earnings in 2022 increased by $0.79 per share compared with a year ago, primarily attributable to certain special items discussed above. Adjusting for special items, earnings from ongoing operations in 2022 increased by $0.10 per share compared with a year ago. Factors driving earnings results primarily included lower interest expense from less outstanding holding company debt.
Reported earnings in the fourth quarter of 2022 were even compared with a year ago. Earnings from ongoing operations in the fourth quarter of 2022 increased by $0.03 per share. Factors driving earnings results primarily included lower operation and maintenance expense, lower income taxes and other factors that were not individually significant, partially offset by higher interest expense.

2023 Earnings Forecast

PPL today reaffirmed its 2023 earnings forecast range of $1.50 to $1.65 per share, with a midpoint of $1.58 per share.
Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations. PPL management is not able to forecast if any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.
See the tables at the end of this news release for a complete reconciliation of reported earnings to earnings from ongoing operations, including an itemization of all special items.

About PPL

PPL Corporation (NYSE: PPL), based in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to 3.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast
PPL invites interested parties to listen to a live Internet webcast of management's teleconference with financial analysts about fourth-quarter and full-year 2022 financial results at 11 a.m. Eastern time on Friday, Feb. 17. The call will be webcast live, in audio format, together with slides of the presentation. Interested individuals can access the webcast link at www.pplweb.com/investors under Events and Presentations or access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following “Elite Entry” number in order to join the conference: 0862911. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call.

# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management’s view of PPL’s earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Significant losses on early extinguishment of debt.
•Other charges or credits that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: asset or business acquisitions and dispositions; the novel coronavirus pandemic or other pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in jurisdictions where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.
Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION(1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	December 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$356	$3,571
Accounts receivable	1,046	641
Unbilled revenues	552	307
Fuel, materials and supplies	443	322
Regulatory assets	258	64
Other current assets	169	102
Property, Plant and Equipment
Regulated utility plant	36,961	30,477
Less: Accumulated depreciation - regulated utility plant	8,352	6,488
Regulated utility plant, net	28,609	23,989
Non-regulated property, plant and equipment	92	266
Less: Accumulated depreciation - non-regulated property, plant and equipment	46	41
Non-regulated property, plant and equipment, net	46	225
Construction work in progress	1,583	1,256
Property, Plant and Equipment, net	30,238	25,470
Noncurrent regulatory assets	1,819	1,236
Goodwill and other intangibles	2,561	1,059
Other noncurrent assets	395	451
Total Assets	$37,837	$33,223

Liabilities and Equity
Short-term debt	$985	$69
Long-term debt due within one year	354	474
Accounts payable	1,201	679
Other current liabilities	1,249	1,101
Long-term debt	12,889	10,666
Deferred income taxes and investment tax credits	3,124	3,270
Accrued pension obligations	206	183
Asset retirement obligations	138	157
Noncurrent regulatory liabilities	3,412	2,422
Other deferred credits and noncurrent liabilities	361	479
Common stock and additional paid-in capital	12,325	12,311
Treasury stock	(967)	(1,003)
Earnings reinvested	2,681	2,572
Accumulated other comprehensive loss	(124)	(157)
Noncontrolling interests	3	—
Total Liabilities and Equity	$37,837	$33,223

(1)The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating Revenues	$2,290	$1,485	$7,902	$5,783

Operating Expenses
Operation
Fuel	223	179	931	710
Energy purchases	593	228	1,686	752
Other operation and maintenance	727	444	2,398	1,608
Depreciation	309	272	1,181	1,082
Taxes, other than income	102	54	332	207
Total Operating Expenses	1,954	1,177	6,528	4,359

Operating Income	336	308	1,374	1,424

Other Income (Expense) - net	18	(10)	54	15

Interest Expense	152	108	513	918

Income from Continuing Operations Before Income Taxes	202	190	915	521

Income Taxes	54	48	201	503

Income from Continuing Operations After Income Taxes	148	142	714	18

Income (Loss) from Discontinued Operations (net of income taxes)	42	(8)	42	(1,498)

Net Income (Loss)	$190	$134	$756	$(1,480)

Earnings Per Share of Common Stock:
Basic
Income from Continuing Operations After Income Taxes	$0.20	$0.19	$0.97	$0.03
Income (Loss) from Discontinued Operations (net of income taxes)	0.06	(0.01)	0.06	(1.96)
Net Income (Loss) Available to PPL Common Shareowners	$0.26	$0.18	$1.03	$(1.93)

Diluted
Income from Continuing Operations After Income Taxes	$0.20	$0.19	$0.96	$0.03
Income (Loss) from Discontinued Operations (net of income taxes)	0.06	(0.01)	0.06	(1.96)
Net Income (Loss) Available to PPL Common Shareowners	$0.26	$0.18	$1.02	$(1.93)

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	736,369	745,456	736,027	762,902
Diluted	737,570	747,702	736,902	764,819

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	2022	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$756	$(1,480)	$1,469
Loss (income) from discontinued operations (net of income taxes)	(42)	1,498	(829)
Income from continuing operations (net of income taxes)	714	18	640
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,181	1,082	1,022
Amortization	52	39	58
Deferred income taxes and investment tax credits	179	87	169
Loss on sale of Safari Holdings	60	—	—
Loss on extinguishment of debt	—	395	—
Other	35	57	67
Change in current assets and current liabilities
Accounts receivable	(176)	(14)	(70)
Accounts payable	358	24	(1)
Unbilled revenues	(197)	(5)	3
Fuel, materials and supplies	(90)	(21)	(9)
Taxes payable	(80)	27	131
Regulatory assets and liabilities, net	(119)	52	(63)
Other	(88)	(41)	124
Other operating activities
Defined benefit plans - funding	(12)	(53)	(119)
Other	(87)	(103)	(80)
Net cash provided by operating activities - continuing operations	1,730	1,544	1,872
Net cash provided by operating activities - discontinued operations	—	726	874
Net cash provided by operating activities	1,730	2,270	2,746
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,155)	(1,973)	(2,270)
Proceeds from sale of Safari Holdings, net of cash divested	146	—	—
Proceeds from sale of U.K. utility business, net of cash divested	—	10,560	—
Acquisition of Narragansett Electric, net of cash acquired	(3,660)	—	—
Other investing activities	15	(23)	4
Net cash provided by (used in) investing activities - continuing operations	(5,654)	8,564	(2,266)
Net cash provided by (used in) investing activities - discontinued operations	—	(607)	(992)
Net cash provided by (used in) investing activities	(5,654)	7,957	(3,258)
Cash Flows from Financing Activities
Issuance of long-term debt	850	650	1,848
Retirement of long-term debt	(264)	(4,606)	(975)
Payment of common stock dividends	(787)	(1,279)	(1,275)
Purchase of treasury stock	—	(1,003)	—
Issuance of term loan	—	—	300
Issuance of commercial paper	—	—	73
Retirement of term loan	—	(300)	—
Retirement of commercial paper	—	(73)	—
Net increase (decrease) in short-term debt	916	(726)	(43)
Other financing activities	(6)	(7)	171
Net cash provided by (used in) financing activities - continuing operations	709	(7,344)	99
Net cash provided by (used in) financing activities - discontinued operations	—	(411)	209
Contributions from discontinued operations	—	365	78
Net cash provided by (used in) financing activities	709	(7,390)	386
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash included in Discontinued Operations	—	8	17
Net (Increase) Decrease in Cash, Cash Equivalents and Restricted Cash included in Discontinued Operations	—	284	(108)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(3,215)	3,129	(217)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	3,572	443	660
Cash, Cash Equivalents and Restricted Cash at End of Period	$357	$3,572	$443

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the period for:
Interest - net of amount capitalized	$462	$191	$586
Income taxes - net	$163	$284	$4
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at December 31,	$269	$245	$257

Operating - Electricity Sales (Unaudited)(1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
			Percent			Percent
(GWh)	2022	2021	Change	2022	2021	Change

PA Regulated Segment
Retail Delivered	9,159	8,959	2.2%	37,593	37,005	1.6%

KY Regulated Segment
Retail Delivered	6,926	6,836	1.3%	29,812	29,429	1.3%
Wholesale(2)	397	133	198.5%	1,080	888	21.6%
Total	7,323	6,969	5.1%	30,892	30,317	1.9%

Total	16,482	15,928	3.5%	68,485	67,322	1.7%

(1)Excludes Rhode Island Energy's sales volumes as its revenue is decoupled.
(2)Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2022	(millions of dollars)
	KY	PA	RI	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$73	$115	$11	$(51)	$42	$190
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	—	42	42
Talen litigation costs, net of tax of $1	—	—	—	(4)	—	(4)
Acquisition integration, net of tax of $4, $11(3)	—	—	(17)	(44)	—	(61)
PA tax rate change	—	—	—	1	—	1
Sale of Safari Holdings, net tax of ($3)(4)	—	—	—	3	—	3
Total Special Items	—	—	(17)	(44)	42	(19)
Earnings from Ongoing Operations	$73	$115	$28	$(7)	$—	$209

	(per share - diluted)
	KY	PA	RI	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$0.10	$0.16	$0.01	$(0.07)	$0.06	$0.26
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	—	0.06	0.06
Talen litigation costs	—	—	—	(0.01)	—	(0.01)
Acquisition integration(3)	—	—	(0.02)	(0.06)	—	(0.08)
Sale of Safari Holdings(4)	—	—	—	0.01	—	0.01
Total Special Items	—	—	(0.02)	(0.06)	0.06	(0.02)
Earnings from Ongoing Operations	$0.10	$0.16	$0.03	$(0.01)	$—	$0.28

(1) Reported Earnings represents Net Income.
(2) Tax benefit due to the provision to final 2021 tax return adjustments, primarily related to the discontinued U.K. utility business.
(3) Primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy.
(4) Primarily includes the loss on the sale of Safari Holdings LLC.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2022	(millions of dollars)
	KY	PA	RI	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$507	$525	$(44)	$(274)	$42	$756
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	—	42	42
Talen litigation costs, net of tax of $0	—	—	—	1	—	1
Strategic corporate initiatives, net of tax of $3, $4(3)	(8)	—	—	(15)	—	(23)
Acquisition integration, net of tax of $28, $39(4)	—	—	(109)	(148)	—	(257)
PA tax rate change	—	9	—	(4)	—	5
Sale of Safari Holdings, net tax of $16(5)	—	—	—	(53)	—	(53)
Total Special Items	(8)	9	(109)	(219)	42	(285)
Earnings from Ongoing Operations	$515	$516	$65	$(55)	$—	$1,041

	(per share - diluted)
	KY	PA	RI	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$0.69	$0.71	$(0.06)	$(0.38)	$0.06	$1.02
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	—	0.06	0.06
Strategic corporate initiatives(3)	(0.01)	—	—	(0.02)	—	(0.03)
Acquisition integration(4)	—	—	(0.14)	(0.20)	—	(0.34)
PA tax rate change	—	0.01	—	(0.01)	—	—
Sale of Safari Holdings(5)	—	—	—	(0.08)	—	(0.08)
Total Special Items	(0.01)	0.01	(0.14)	(0.31)	0.06	(0.39)
Earnings from Ongoing Operations	$0.70	$0.70	$0.08	$(0.07)	$—	$1.41

(1) Reported Earnings represents Net Income.
(2) Tax benefit due to the provision to final 2021 tax return adjustments, primarily related to the discontinued U.K. utility business.
(3) Represents costs primarily related to the acquisition of Rhode Island Energy and PPL’s corporate centralization efforts.
(4) Primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy and certain costs associated with its acquisition and commitments made during the acquisition process, including costs related to arrearages forgiveness for low-income and protected residential customers and a write-down of regulatory assets as of the acquisition date for National Grid’s Gas Business Enablement (GBE) program and a bill credit to all electric and natural gas distribution customers.
(5) Primarily includes the loss on the sale of Safari Holdings LLC.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2021	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$79	$110	$(47)	$(8)	$134
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	(8)	(8)
Talen litigation costs, net of tax of $1	—	—	(6)	—	(6)
Strategic corporate initiatives, net of tax of $0, $1	(1)	—	(5)	—	(6)
Acquisition integration, net of tax of $2	—	—	(11)	—	(11)
Solar panel impairment, net of tax of $0	—	—	2	—	2
Total Special Items	(1)	—	(20)	(8)	(29)
Earnings from Ongoing Operations	$80	$110	$(27)	$—	$163

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$0.11	$0.15	$(0.07)	$(0.01)	$0.18
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	(0.01)	(0.01)
Talen litigation costs	—	—	(0.01)	—	(0.01)
Strategic corporate initiatives	—	—	(0.01)	—	(0.01)
Acquisition integration	—	—	(0.01)	—	(0.01)
Total Special Items	—	—	(0.03)	(0.01)	(0.04)
Earnings from Ongoing Operations	$0.11	$0.15	$(0.04)	$—	$0.22

(1) Reported Earnings represents Net Income.
(2) PPL sold its U.K. utility business on June 14, 2021, and its earnings were treated as a special item.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2021	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$468	$445	$(895)	$(1,498)	$(1,480)
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	(1,502)	(1,502)
Talen litigation costs, net of tax of $4	—	—	(16)	—	(16)
Strategic corporate initiatives, net of tax of $0, $2	(1)	—	(8)	—	(9)
Valuation allowance adjustment	4	—	(4)	4	4
Transmission formula rate return on equity reduction, net of tax of $8	—	(20)	—	—	(20)
Acquisition integration, net of tax of $6	—	—	(22)	—	(22)
U.K. tax rate change	—	—	(383)	—	(383)
Solar panel impairment, net of tax of $9	—	—	(26)	—	(26)
Loss on early extinguishment of debt, net of tax of $83	—	—	(312)	—	(312)
Total Special Items	3	(20)	(771)	(1,498)	(2,286)
Earnings from Ongoing Operations	$465	$465	$(124)	$—	$806

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$0.62	$0.58	$(1.17)	$(1.96)	$(1.93)
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	(1.97)	(1.97)
Talen litigation costs	—	—	(0.02)	—	(0.02)
Strategic corporate initiatives	—	—	(0.01)	—	(0.01)
Valuation allowance adjustment	0.01	—	(0.01)	0.01	0.01
Transmission formula rate return on equity reduction	—	(0.03)	—	—	(0.03)
Acquisition integration	—	—	(0.03)	—	(0.03)
U.K. tax rate change	—	—	(0.50)	—	(0.50)
Solar panel impairment	—	—	(0.03)	—	(0.03)
Loss on early extinguishment of debt	—	—	(0.40)	—	(0.40)
Total Special Items	0.01	(0.03)	(1.00)	(1.96)	(2.98)
Earnings from Ongoing Operations	$0.61	$0.61	$(0.17)	$—	$1.05

(1) Reported Earnings represents Net Income.
(2) PPL sold its U.K. utility business on June 14, 2021, and its earnings were treated as a special item.